Exhibit 99.1

FOR IMMEDIATE RELEASE Teton Energy Corporation 410 17th Street, Suite 1850 Denver, CO 80202 www.teton-energy.com

Company contact:
Gillian Kane
(303) 565-4600 ext. 101
gkane@teton-energy.com
www.teton-energy.com

Teton Energy Closes Senior Debt Facility

DENVER, CO — PR Newswire — June 20, 2006 — Teton Energy Corporation (AMEX: TEC), an independent oil and natural gas producer with operations in the Rocky Mountains, announced today that it has closed on a $50 million senior secured revolving credit facility (the “Credit Facility”).

BNP Paribas is the sole lead arranger and sole book runner on the $50 million Credit Facility which matures June 15, 2010. The Credit Facility contains customary affirmative and negative covenants and is secured primarily by the Company’s oil and gas assets. Proceeds from the loan are intended to be used for general corporate purposes, working capital, capital expenditures and acquisitions.

Bill I. Pennington, Executive Vice President and CFO stated, “Closing a credit facility was one of the Company’s milestones for the 2006 year. This accomplishment provides Teton with additional means to finance the development of current projects as well as capital to support long-term growth plans. We are pleased to have a banking relationship with BNP Paribas, and we look forward to working with them.”

About Teton Energy Corporation

Denver-based Teton Energy Corporation is an independent oil and gas exploration and production company with operations in the Rocky Mountain region of the U.S. The Company’s common stock trades as TEC on the American Stock Exchange. More information about the Company is available on the Company’s website, www.teton-energy.com, and through additional press releases as the projects develop.

Forward-Looking Statements
This news release may contain certain forward-looking statements, including declarations regarding Teton and its subsidiary’s expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Teton’s management as at the date hereof and actual results may vary based upon future events, both within and without the control of

Teton’s management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that additional acquisitions may have on the company and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, governmental regulations and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission. More information about potential factors that could affect the Company’s operating and financial results is included in Teton’s annual report on Form 10-K for the year ended December 31, 2005. Teton’s disclosure reports are on file at the Securities and Exchange Commission and can be viewed on Teton’s website at www.teton-energy.com. Copies are available without charge, upon request from the Company.